eMagin Plans Move to OTC Bulletin Board

BELLEVUE, Wash., March 7, 2007 - eMagin Corporation has received notice from the American Stock Exchange (AMEX) that the company’s common stock will be de-listed on March 12, 2007. At the same time, the microdisplay company indicated that it is on track for its third consecutive quarter of triple-digit revenue growth and a projected 118% gain in revenues in its last fiscal year.

“The AMEX decision is based on the current value of our shareholders’ equity rather than eMagin’s prospects or current revenue results,” said K.C. Park, Interim CEO and president, eMagin Corporation. “With market makers already in place on the Over the Counter Bulletin Board, we hope to make the move quickly.” Park also noted that eMagin is continuing its efforts to strengthen its prospects through financing, a strategic partnership, or merger and acquisition.

“Even as this action occurs, we are projecting our third consecutive quarter of record revenues,” said Park. In January, the company projected first quarter revenue of approximately $3.5 million, marking its seventh consecutive quarter of revenue growth and an increase of over 110% from the first quarter of 2006. Preliminary revenue results for 2006 project to roughly $8.2 million, an increase 118% increase over the $3.7 million reported in 2005.

Specifically, the AMEX cited the company’s inability to maintain compliance with certain conditions of the AMEX’s continued listing standards. Following eMagin’s submission of a plan of compliance on November 6, 2006, and a hearing before the Listing Qualifications Panel of the AMEX Committee on Securities in February, the AMEX determined that the company does not comply with Sections 1003(a)(ii) and 1003 (a)(iii) of its Company Guide.

About eMagin Corporation

A leader in OLED microdisplay technology, eMagin integrates high-resolution OLED microdisplays with magnifying optics to deliver virtual images comparable to large-screen computer and television displays in portable, low-power, lightweight personal displays. eMagin microdisplays provide near-eye imagery in a variety of products from military, industrial, medical and consumer OEMs. The company's own Z800 3DVisor provides 3D stereovision and headtracking for PC gaming, training and simulation, immersion therapy, and other applications. eMagin's microdisplay manufacturing and R&D operations are co-located with IBM on its campus in East Fishkill, N.Y.  System design facilities and sales and marketing are located in Bellevue, Wash. A sales office is also located in Japan.

Forward Looking Statements

Statements in this press release which are not historical data are forward-looking statements which involve known and unknown risks, uncertainties or other factors not under the company's control, which may cause actual results, performance or achievements of the company to be materially different from the results, performance or other expectations implied by these forward-looking statements. These factors include, but are not limited to, those detailed in the company's periodic filings with the Securities and Exchange Commission. We undertake no duty to update any of the forward-looking statements, whether as a result of new information, future events or otherwise.

Media Contact: Joseph Runde, 425-749-3636, jrunde@emagin.com
Investor Contact: John Atherly, 425-749-3622, jatherly@emagin.com